TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2010 RESULTS
~ Sales Increased by 9.3% to $710.9 Million ~
~ Same-Store Sales Increased 2.8% ~
~ Earnings per Share of $0.25 vs. $0.01 ~

Brentwood, Tennessee, April 21, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 27, 2010.

First Quarter Results
Net sales increased 9.3% to $710.9 million from $650.2 million in the prior year’s first quarter.  Same-store sales increased 2.8%, compared with a 4.2% increase in the prior-year period.  This same-store sales increase was primarily driven by the Company’s core consumable categories, including animal and pet-related products, as well as heating products and insulated outerwear.

Gross margin increased 13.9% to $228.9 million, or 32.2% of sales, compared to $201.0 million, or 30.9% of sales, in the prior year’s first quarter.  The increase in gross margin primarily reflects improved direct product margin, resulting from strategic sourcing, effective pricing and markdown management and vendor-supported special buys.

Selling, general and administrative expenses, including depreciation and amortization, improved to 30.2% of sales for the first quarter compared to 30.7% of sales for the first quarter of last year.  The improvement is primarily due to sales growth and expense control, which enabled the Company to leverage store payroll, occupancy and marketing expenses.

The Company’s effective income tax rate decreased to 34.0% compared to 39.0% in the prior year’s first quarter.  This reduction in the tax rate resulted from the tax benefit received on the disqualified disposition of incentive stock options during the quarter.  This tax benefit is discrete to the quarter and the Company expects the full year effective tax rate will be approximately 37.0%.

Net income for the quarter was $9.3 million, or $0.25 per diluted share, compared to net income of $0.5 million, or $0.01 per diluted share, in the first quarter of the prior year.

The Company opened 19 new stores and closed one store in the first quarter compared to 28 new stores, one closed store, and one relocated store in the prior year’s first quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “As we recently announced, our exceptional performance resulted in sales growth, gross margin expansion and expense leverage; all of which contributed to record first quarter earnings.  Throughout the quarter, we executed well on our strategies to address customers’ needs and enhance the business.  The team worked together closely to ensure that our seasonal presentation, product assortment and in-stock levels were appropriate.  Additionally, we lowered per-store inventory for the tenth consecutive quarter through disciplined operational management.”

Company Outlook
As reported in its recent business update release, for fiscal 2010, the Company anticipates net sales to range from $3.44 billion to $3.50 billion, same-store sales are expected to increase 1% to 3%, and net income to range from $3.48 to $3.60 per diluted share.

Mr. Wright concluded, “We are encouraged by our results in the beginning of the year, including initial trends in the important spring selling season.  As we focus on driving the top- and bottom-line, our team will continue engaging customers with efficient direct marketing, compelling merchandise, and crisply executed in-store programs.  We remain optimistic about the balance of 2010 and we are confident that we will continue achieving profitable growth over the long-term.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through May 5, 2010.

About Tractor Supply Company
At March 27, 2010, Tractor Supply Company operated 948 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 27, 2010		March 28, 2009
		% of Sales		% of Sales
Net sales	$710,917	100.0%	$650,171	100.0%
Cost of merchandise sold	482,033	67.8	449,135	69.1
Gross margin	228,884	32.2	201,036	30.9

Selling, general and administrative expenses	197,810	27.8	183,650	28.2
Depreciation and amortization	16,654	2.4	16,201	2.5

Income from operations	14,420	2.0	1,185	0.2
Interest expense, net	318	0.0	414	0.1

Income before income taxes	14,102	2.0	771	0.1
Income tax expense	4,794	0.7	301	0.0
Net income	$9,308	1.3%	$470	0.1%

Net income per share:
Basic	$0.26		$0.01
Diluted	$0.25		$0.01

Weighted average shares outstanding (000’s):
Basic	36,155		35,951
Diluted	37,000		36,553

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 27, 2010	March 28, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$138,060	$36,981
Inventories	755,617	730,127
Prepaid expenses and other current assets	38,772	33,596
Deferred income taxes	13,470	4,142
Total current assets	945,919	804,846

Property and equipment, net	365,838	364,718
Goodwill	10,258	10,258
Deferred income taxes	13,672	15,145
Other assets	4,856	5,469

TOTAL ASSETS	$1,340,543	$1,200,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$394,955	$382,620
Accrued expenses	102,895	90,445
Current portion of capital lease obligations	360	521
Income taxes payable	872	2,217
Total current liabilities	499,082	475,803

Revolving credit loan	--	40,000
Capital lease obligations	1,324	1,694
Deferred rent	64,350	57,655
Other long-term liabilities	30,611	19,622
Total liabilities	595,367	594,774

Stockholders’ equity:
Common stock	333	327
Additional paid-in capital	202,477	172,225
Treasury stock	(223,007)	(213,033)
Retained earnings	765,373	646,143
Total stockholders’ equity	745,176	605,662

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,340,543	$1,200,436

*Reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 27, 2010	March 28, 2009*
Cash flows from operating activities:
Net income	$9,308	$470
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,654	16,201
Loss on disposition of property and equipment	407	59
Stock compensation expense	3,154	3,302
Deferred income taxes	1,858	(3,884)
Change in assets and liabilities:
Inventories	(154,368)	(126,692)
Prepaid expenses and other current assets	3,545	7,467
Accounts payable	121,747	95,792
Accrued expenses	(20,525)	(10,661)
Income taxes payable	(6,733)	3,083
Other	3,978	2,118

Net cash used in operating activities	(20,975)	(12,745)

Cash flows from investing activities:
Capital expenditures	(12,940)	(18,855)
Proceeds from sale of property and equipment	288	3

Net cash used in investing activities	(12,652)	(18,852)

Cash flows from financing activities:
Borrowings under revolving credit agreement	142	199,576
Repayments under revolving credit agreement	(142)	(159,576)
Tax benefit of stock options exercised	2,298	316
Principal payments under capital lease obligations	(115)	(132)
Restricted stock units withheld to satisfy tax obligations	(657)	--
Repurchase of common stock	(3,803)	(9,118)
Net proceeds from issuance of common stock	6,187	523
Cash dividends paid to stockholders	(5,074)	--

Net cash (used in) provided by financing activities	(1,164)	31,589

Net decrease in cash	(34,791)	(8)

Cash and cash equivalents at beginning of period	172,851	36,989

Cash and cash equivalents at end of period	$138,060	$36,981

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$36	$363
Income taxes	6,764	426

*Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	FIRST QUARTER ENDED
	March 27, 2010	March 28, 2009
	(unaudited)
Sales Information:
Same-store sales increase	2.8%	4.2%
Non-comp sales (% of total sales)	6.0%	7.6%

Average transaction value	$38.59	$40.19
Comp average transaction/value decrease	(4.2)%	(1.5)%
Comp average transaction count increase	7.3%	5.8%

Store Count Information:
Beginning of quarter	930	855
New stores opened	19	28
Stores closed	(1)	(1)
End of quarter	948	882

Relocated stores	--	1

Pre-opening costs (000’s)	$2,193	$2,900

LIFO charge (a)	2,047	2,834

Balance Sheet Information:
Average inventory per store (000’s) (b)	$850	$881
Inventory turns (annualized)	2.57	2.39
Financed inventory (b)	51.1%	47.8%
Treasury shares:
Shares purchased (000’s)	73	281
Cost (000’s)	$3,803	$9,118

(a)First quarter 2010 LIFO charge is based on a projected annual provision of $10.0 million for fiscal 2010.
(b) Assumes average inventory cost, excluding inventory in transit.